January 4, 1973

The Board of Directors
Oppenheimer Special Fund, Inc.
One New York Plaza
New York, New York  1004

Gentlemen:

The undersigned hereby represents and warrants to you that the 11,000 shares of capital stock of the Oppenheimer Special Fund, Inc. to be purchased by it will be purchased for investment and without any present intention to resell or redeem the same.

                                          Very truly yours,

                                          OPPENHEIMER & CO.

                                          By  /s/ Jack Nash
                                          General Partner